Exhibit-5.1

Two Hopking Plaza, Suite 1800 Baltimore, Maryland 21201-2978	Telephone 410-244-7400 Facsimile 410-244-7742	www.venable.com
October 30, 2007
Starwood Hotels & Resorts Worldwide, Inc.
1111 Westchester Avenue
White Plains, New York 10604
Re: Registration Statement on Form S-3
Ladies and Gentlemen:
          We have served as Maryland counsel to Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (the “Corporation”), in connection with certain matters of Maryland law arising out of the registration of 134,420 shares (the “Shares”) of common stock, par value $.01 per share (the “Common Stock”), of the Corporation, covered by the Registration Statement on Form S-3, as filed by the Corporation on or about the date hereof under the Securities Act of 1933, as amended (the “1933 Act”) (the “Registration Statement”). The Shares will be issued upon the exercise of options granted pursuant to the 1995 Long Term Incentive Plan of the Corporation (the “Plan”). We did not participate in the drafting of the Plan. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Registration Statement.
          In connection with our representation of the Corporation, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):
          1. The Registration Statement, and the related form of prospectus included therein;
          2. The charter of the Corporation (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);
          3. The Amended and Restated Bylaws of the Corporation, certified as of a recent date by an officer of the Corporation;
          4. Resolutions (the “Resolutions”) adopted by the Board of Directors of the Corporation, certified as of a recent date by an officer of the Corporation;
          5. A certificate of the SDAT, as of a recent date, as to the good standing of the Corporation;
          6. A certificate executed by an officer of the Corporation, dated as of a recent date;

Starwood Hotels & Resorts Worldwide, Inc.
October 30, 2007

          7. The Plan; and
          8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.
          In expressing the opinion set forth below, we have assumed the following:
          1. Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.
          2. Each individual executing any of the Documents on behalf of a party (other than the Corporation) is duly authorized to do so.
          3. Each of the parties (other than the Corporation) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.
          4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.
          5. Each option upon the exercise of which a Share will be issued was duly authorized and validly granted, was validly transferred to the holder thereof and will be validly outstanding and exercised, exchanged or converted in accordance with its terms and the terms of the Plan at the time of any exercise, exchange or conversion of such option.
          6. Upon issuance of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Corporation is then authorized to issue under the Charter.

Starwood Hotels & Resorts Worldwide, Inc.
October 30, 2007

          Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:
          1. The Corporation is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.
          2. The Shares are duly authorized and, when issued in accordance with the terms of the Plan and the Resolutions, will be validly issued, fully paid and nonassessable.
          The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.
          The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
          This opinion is being furnished to you for submission to the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.
Very truly yours,
/s/ Venable LLP